To: All Ford Employees From: Jim Hackett Date: Thursday, March 26 – 8:30 a.m. Dearborn time Subject: Business Update ------------------------------------------------------------------------------------------------------------------- Team, We’re all watching the coronavirus outbreak continue to evolve, threatening the health of people around the world and causing havoc in the global economy. Even as China, including Ford’s business there, starts to return to normal, the crisis is worsening in most places. The character of people and organizations is revealed in difficult times. I’m extremely proud of how Ford is keeping our people safe, doing our part to limit the spread of the virus, taking care of customers, and managing through the crisis in ways that safeguard our workforce, our business and our partners. We have taken significant actions to reduce costs and to fortify our balance sheet and cash position in this unprecedented situation. These include suspending the dividend paid to shareholders and accessing our credit lines for more than $15 billion in additional cash. Candidly, though, we need to do much more given the sharp drop-off in demand for new vehicles and the shutdown of our plants worldwide. That’s why I’m writing today. You will receive details about specific actions from your business unit or functional leaders over the next few days, but I want us to have a shared understanding of the principles that are guiding the cost-reduction decisions that affect our people. First, sacrifice starts at the top. That is why the top 300 Ford senior executives will defer 20 to 50 percent of their salaries for at least five months starting May 1. Bill Ford has decided to defer his entire salary for this period. Second, our goal is to manage through the crisis without eliminating Ford jobs. Our people are dealing with enough challenges without being out of work, too. Plus, on the other side of the crisis, we will need our talented team to quickly ramp up to our full potential. Having said that, if the effects of the coronavirus on the global economy and Ford go on for longer -- or are more severe -- than we currently anticipate, we may have to take tougher actions. But not today. Third, the actions we’re taking now are expected to be short-term. Again, some actions will vary by business unit and function. Globally, we are deferring merit-based salary increases, suspending overtime for salaried team members, and freezing all hiring for noncritical skill positions.

Most importantly, we will continue to protect the health and well-being of our people. Work schedules and compensation may be temporarily reduced for people whose jobs can’t be done effectively away from Ford facilities. Others might be offered chances to take voluntary sabbaticals. In these and other cases, we will continue to provide health insurance and, for people who are exposed to the coronavirus, paid time off to cover a 14-day quarantine. The actions we’re taking now are wide-ranging and substantial. We hope they will be enough to give Ford the financial flexibility to ride out the economic and business effects of the coronavirus – so we can emerge as a stronger company. More than ever, I thank you for your resilience and commitment to each other and all Ford stakeholders during this extraordinary period. Jim